Hexcel Corporation Two Stamford Plaza | 281 Tresser Blvd., 16thFloor Stamford, CT 06901 USA www.hexcel.com

Exhibit 99.1

HEXCEL REPORTS 2023 FIRST QUARTER RESULTS

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Q1 2023 GAAP diluted EPS of $0.50 compared to Q1 2022 GAAP diluted EPS of $0.21.
•
Q1 2023 adjusted diluted EPS of $0.50, compared to Q1 2022 adjusted diluted EPS of $0.22
•
Q1 2023 Sales were $458 million, an increase of 17.2% over Q1 2022 sales of $391 million (18.0% increase in constant currency).
•
Full year 2023 guidance is reaffirmed.

See Table C for reconciliation of GAAP and non-GAAP operating income, net income, earnings per share and operating cash flow to free cash flow. Free cash flow is cash from operations less capital expenditures.

Summary of Results from Operations
	Quarters Ended
	March 31,
(In millions, except per share data)	2023	2022	% Change

Net Sales	$457.7	$390.6	17.2%
Net sales change in constant currency			18.0%
Operating Income	62.8	30.1	108.6%
Net Income	42.7	17.8	139.9%
Diluted net income per common share	$0.50	$0.21	138.1%

Non-GAAP measures for year-over-year comparison (Table C)
Adjusted Operating Income	$63.0	$31.1	102.6%
As a % of sales	13.8%	8.0%
Adjusted Net Income	42.9	18.6	130.6%
Adjusted diluted net income per share	$0.50	$0.22	127.3%

STAMFORD, Conn. April 24, 2023 – Hexcel Corporation (NYSE: HXL) today reported first quarter 2023 results including net sales of $458 million and adjusted diluted EPS of $0.50 per share.

Chairman, CEO and President Nick Stanage said, "Our relentless focus on execution and growing demand drove an 18% increase in sales, and we delivered adjusted operating income that was more than double the same period last year. The margin expansion reflects strong operating leverage from higher production levels as our key markets grow. Hexcel is well-positioned to benefit from the multi-year production ramps our aerospace customers have announced, as well as growth in other markets – all of which will lead to significant cash generation and expanding shareholder value.”

Mr. Stanage continued, “Innovating the next generation of advanced lightweight composite materials is at the heart of who we are and what we do, so it was a pleasure last month to welcome many customers and partners to join us at the grand opening of our new Center of Research & Technology Excellence in Salt Lake City, Utah. This state-of-the-art facility will allow us to expand our research and broaden our technology portfolio. It will provide an even stronger platform for us to collaborate with our customers on the latest developments in lightweight sustainable solutions, to create a better world for us all.”

Markets

Sales in the first quarter of 2023 were $457.7 million compared to $390.6 million in the first quarter of 2022.

Commercial Aerospace (62% of YTD Sales)

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Commercial Aerospace sales of $284.5 million increased 30.0% (30.0% in constant currency) for the first quarter of 2023 compared to the first quarter of 2022 led by growth in the Airbus A350 and A320neo programs. Other Commercial Aerospace increased 23.5% for the first quarter of 2023 compared to the first quarter of 2022 on expanding business jet demand.

Space & Defense (28% of YTD Sales)

•
Space & Defense sales of $126.2 million increased 6.8% (7.6% in constant currency) for the quarter as compared to the first quarter of 2022 with growth across a number of platforms globally, including fixed-wing aircraft and both military and civilian rotorcraft.

Industrial (10% of YTD Sales)

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Total Industrial sales of $47.0 million in the first quarter of 2023 decreased 12.1% (9.1% in constant currency) compared to the first quarter of 2022, due to lower wind energy sales that were partially offset by sales growth in recreation, automotive and other industrial markets.

Consolidated Operations

Gross margin for the first quarter of 2023 was 27.9% compared to 22.2% in first quarter of 2022 with the improvement driven by strong production volume leverage, and also reflecting a favorable sales mix, favorable absorption and a beneficial foreign exchange impact. As a percentage of sales, selling, general and administrative and R&T expenses for the first quarter of 2023 were 14.1% compared to 14.2% for the first quarter of 2022. Adjusted operating income in the first quarter of 2023 was $63.0 million or 13.8% of sales, compared to $31.1 million, or 8.0% of sales in 2022. The impact of exchange rates on operating income as a percentage of sales was favorable by approximately 80 basis points in the first quarter of 2023 compared to Q1 2022.

Cash and other

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The first quarter 2023 tax expense was $11.7 million compared to a tax expense of $4.7 million for the first quarter of 2022.
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Net cash used for operating activities in the first quarter of 2023 was $23.4 million, compared to a use of $19.0 million for the first quarter of 2022. Working capital increased to support higher sales and was a cash use of $104.0 million in the first quarter of 2023 compared to a use of $74.3 million in the first quarter of 2022. Capital expenditures on a cash basis were $18.1 million for the first quarter of 2023. Free cash flow was ($41.5) million in the first quarter of 2023 compared to ($39.9) million in the first quarter of 2022. Free cash flow is defined as cash generated from operating activities less cash paid for capital expenditures. Capital expenditures on an accrual basis were $16.8 million for the first quarter of 2023 compared to $11.1 million for the first quarter of 2022.
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The Company did not repurchase any common stock during the first quarter of 2023 and the remaining authorization under the share repurchase program on March 31, 2023 was $217 million.
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As announced today, the Board of Directors declared a quarterly dividend of $0.125 per share payable to stockholders of record as of May 5, 2023, with a payment date of May 12, 2023.

2023 Guidance (unchanged)

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Sales of $1.725 billion to $1.825 billion
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Adjusted diluted earnings per share of $1.70 to $1.90
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Free cash flow greater than $140 million
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Accrual basis capital expenditures of approximately $90 million
•
Underlying effective tax rate is estimated to be 23%

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Hexcel will host a conference call at 10:00 a.m. ET, on April 25, 2023 to discuss first quarter 2023 results. The event will be webcast via the Investor Relations webpage at www.Hexcel.com. The event can also be accessed by dialing +1 (646) 960-0452. The conference ID is 3428143. Replays of the call will be available on the website.

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About Hexcel

Hexcel Corporation is a global leader in advanced lightweight composites technology. We propel the future of flight, energy generation, transportation, and recreation through excellence in providing innovative high-performance material solutions that are lighter, stronger and tougher, helping to create a better world for us all. Our broad and unrivaled product range includes carbon fiber, specialty reinforcements, prepregs and other fiber-reinforced matrix materials, honeycomb, resins, engineered core and composite structures for use in commercial aerospace, space and defense, and industrial applications.

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Disclaimer on Forward Looking Statements

This news release contains statements that are forward looking within the meaning of the Private Securities Litigation Reform Act of 1995, including statements relating to the estimates and expectations based on aircraft production rates provided by Airbus, Boeing and others; the revenues we may generate from an aircraft model or program; the impact of the push-out in deliveries of the Airbus and Boeing backlog and the impact of delays in the startup or ramp-up of new aircraft programs or the final Hexcel composite material content once the design and material selection have been completed; expectations with regard to regulatory clearances or the build rate of the Boeing 737 MAX or Boeing 787 and the related impact on our revenues; expectations with regard to raw material cost and availability; expectations of composite content on new commercial aircraft programs and our share of those requirements; expectations regarding revenues from space and defense applications, including whether certain programs might be curtailed or discontinued; expectations regarding sales for wind energy, recreation, automotive and other industrial applications; expectations regarding working capital trends and expenditures and inventory levels; expectations as to the level of capital expenditures and timing of completion of capacity expansions and qualification of new products; expectations regarding our ability to improve and maintain margins; expectations regarding the sale of certain of our assets; projections regarding our tax rate; expectations with regard to the continued impact of the conflict between Russia and Ukraine; expectations regarding our strategic initiatives and other goals, including, but not limited to, our sustainability goals; expectations regarding the outcome of legal matters or the impact of changes in laws or regulations or government policies; expectations with regard to cybersecurity measures taken to protect confidential and proprietary information and the anticipated impact of the above factors and various market risks on our expectations of financial results for 2023 and beyond. Actual results may differ materially from the results anticipated in the forward looking statements due to a variety of factors, including but not limited to the extent of the impact of the conflict between Russia and Ukraine and the ongoing market recovery following the COVID-19 pandemic, including continued disruption in global financial markets and supply chains, and labor shortages,; reductions in sales to any significant customers, particularly Airbus or Boeing, including related to the timing of pending regulatory clearances for the Boeing 737 MAX and the Boeing 787 or other geopolitical events or conditions; our ability to effectively adjust production and inventory levels to align with customer demand; our ability to effectively motivate, retain and hire the necessary workforce; availability and cost of raw materials, including the impact of supply shortages and inflation; supply chain disruptions, which may be exacerbated by the conflict between Russia and Ukraine; our ability to successfully implement or realize our business strategies, plans, goals and objectives of management, including our sustainability goals and any restructuring or alignment activities in which we may engage; changes in sales mix; changes in current pricing and cost levels, including cost inflation, as well as increasing energy prices resulting from the conflict between Russia and Ukraine; changes in aerospace delivery rates; changes in government defense procurement budgets; changes in military aerospace program technology; timely new product development or introduction; industry capacity; increased competition; inability to install, staff and qualify necessary capacity or complete capacity expansions to meet customer demand; cybersecurity-related risks including the potential impact of breaches or intrusions; currency exchange rate fluctuations; changes in political, social and economic conditions, including, but not limited to, the effect of change in global trade policies, such as sanctions imposed as a result of the conflict between Russia and Ukraine; work stoppages or other labor disruptions; our ability to successfully complete any strategic acquisitions, investments or dispositions; compliance with environmental, health, safety and other related laws and regulations, including those related to climate change; the effects of natural disasters or other severe weather events, which may be worsened by the impact of climate change, and other severe catastrophic events, including any public health crisis; the potential impact of environmental, social and governance matters; and the unexpected outcome of legal matters or impact of changes in laws or regulations. Additional risk factors are described in our filings with the Securities and Exchange Commission. We do not undertake an obligation to update our forward-looking statements to reflect future events.

Contact

Kurt Goddard | Vice President Investor Relations | Kurt.Goddard@Hexcel.com | +1 (203)-352-6826

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Hexcel Corporation and Subsidiaries
Condensed Consolidated Statements of Operations
	Unaudited
	Quarters Ended
	March 31,
(In millions, except per share data)	2023	2022
Net sales	$457.7	$390.6
Cost of sales	330.0	303.9
Gross margin	127.7	86.7
% Gross Margin	27.9%	22.2%

Selling, general and administrative expenses	50.8	44.7
Research and technology expenses	13.9	10.9
Other operating expense	0.2	1.0
Operating income	62.8	30.1
Interest expense, net	9.4	9.1
Income before income taxes, and equity in earnings of affiliated companies	53.4	21.0
Income tax expense	11.7	4.7
Income before equity in earnings of affiliated companies	41.7	16.3
Equity in earnings from affiliated companies	1.0	1.5
Net income	$42.7	$17.8

Basic net income per common share:	$0.50	$0.21

Diluted net income per common share:	$0.50	$0.21

Weighted-average common shares:
Basic	84.6	84.3
Diluted	85.5	84.9

Hexcel Corporation and Subsidiaries
Condensed Consolidated Balance Sheets
	Unaudited
	March 31,	December 31,
(In millions)	2023	2022
Assets
Cash and cash equivalents	$105.7	$112.0
Accounts receivable, net	265.3	222.7
Inventories, net	354.6	319.3
Contract assets	28.6	32.0
Prepaid expenses and other current assets	44.2	38.9
Assets held for sale	9.5	9.5
Total current assets	807.9	734.4

Property, plant and equipment	3,116.1	3,087.9
Less accumulated depreciation	(1,465.4)	(1,430.1)
Net property, plant and equipment	1,650.7	1,657.8

Goodwill and other intangible assets, net	255.2	256.0
Investments in affiliated companies	52.7	47.6
Other assets	140.8	141.5
Total assets	$2,907.3	$2,837.3

Liabilities and Stockholders' Equity
Liabilities:
Short-term borrowings	$0.2	$0.2
Accounts payable	122.0	155.5
Accrued compensation and benefits	61.0	69.6
Accrued liabilities	106.9	104.5
Total current liabilities	290.1	329.8

Long-term debt	768.5	723.3
Retirement obligations	44.3	42.7
Other non-current liabilities	182.2	187.3
Total liabilities	$1,285.1	$1,283.1

Stockholders' equity:
Common stock, $0.01 par value, 200.0 shares authorized, 110.6 shares issued at March 31, 2023 and 110.4 shares issued at December 31, 2022	$1.1	$1.1
Additional paid-in capital	920.8	905.0
Retained earnings	2,137.2	2,104.9
Accumulated other comprehensive loss	(152.1)	(174.4)
	2,907.0	2,836.6

Less – Treasury stock, at cost, 26.2 shares at March 31, 2023 and 26.2 shares at December 31, 2022	(1,284.8)	(1,282.4)
Total stockholders' equity	1,622.2	1,554.2
Total liabilities and stockholders' equity	$2,907.3	$2,837.3

Hexcel Corporation and Subsidiaries
Condensed Consolidated Statements of Cash Flows
	Unaudited
	Quarters Ended
	March 31,
(In millions)	2023	2022

Cash flows from operating activities
Net income	$42.7	$17.8
Reconciliation to net cash used for operating activities:
Depreciation and amortization	30.7	32.2
Amortization related to financing	0.1	0.3
Deferred income taxes	(2.1)	(1.8)
Equity in earnings from affiliated companies	(1.0)	(1.5)
Stock-based compensation	12.9	10.4
Restructuring expenses, net of payments	(2.1)	(5.0)
Impairment of assets	1.7	-

Changes in assets and liabilities:
Increase in accounts receivable	(40.5)	(54.7)
Increase in inventories	(32.6)	(24.4)
Decrease (increase) in prepaid expenses and other current assets	0.1	(8.6)
(Decrease) increase in accounts payable/accrued liabilities	(31.0)	13.4
Other - net	(2.3)	2.9
Net cash used for operating activities (a)	(23.4)	(19.0)

Cash flows from investing activities
Capital expenditures (b)	(18.1)	(20.9)
Net cash used for investing activities	(18.1)	(20.9)

Cash flows from financing activities
Borrowings from senior unsecured credit facilities	65.0	35.0
Net repayments from senior unsecured credit facilities	(20.0)	-
Repayment of finance lease obligation and other debt, net	(0.1)	(0.3)
Dividends paid	(10.5)	(8.5)
Activity under stock plans	0.4	(0.3)
Net cash provided by financing activities	34.8	25.9
Effect of exchange rate changes on cash and cash equivalents	0.4	(0.9)
Net decrease in cash and cash equivalents	(6.3)	(14.9)
Cash and cash equivalents at beginning of period	112.0	127.7
Cash and cash equivalents at end of period	$105.7	$112.8

Supplemental data:
Free Cash Flow (a)+(b)	$(41.5)	$(39.9)
Accrual basis additions to property, plant and equipment	$16.8	$11.1

Hexcel Corporation and Subsidiaries
Net Sales to Third-Party Customers by Market
Quarters Ended March 31, 2023 and 2022				Unaudited		Table A
(In millions)	As Reported			Constant Currency (a)
			B/(W)	FX		B/(W)
Market	2023	2022	%	Effect (b)	2022	%
Commercial Aerospace	$284.5	$218.9	30.0	$(0.1)	$218.8	30.0
Space & Defense	126.2	118.2	6.8	(0.9)	117.3	7.6
Industrial	47.0	53.5	(12.1)	(1.8)	51.7	(9.1)
Consolidated Total	$457.7	$390.6	17.2	$(2.8)	$387.8	18.0

Consolidated % of Net Sales	%	%			%
Commercial Aerospace	62.2	56.0			56.4
Space & Defense	27.6	30.3			30.2
Industrial	10.2	13.7			13.4
Consolidated Total	100.0	100.0			100.0

(a)
To assist in the analysis of the Company’s net sales trend, total net sales and sales by market for the quarter ended March 31, 2022 have been estimated using the same U.S. dollar, British pound and Euro exchange rates as applied for the respective period in 2023 and are referred to as “constant currency” sales.
(b)
FX effect is the estimated impact on “as reported” net sales due to changes in foreign currency exchange rates.

Hexcel Corporation and Subsidiaries
Segment Information	Unaudited			Table B
(In millions)	Composite Materials	Engineered Products	Corporate & Other (a)	Total
First Quarter 2023
Net sales to external customers	$378.2	$79.5	$-	$457.7
Intersegment sales	19.3	1.0	(20.3)	-
Total sales	397.5	80.5	(20.3)	457.7

Other operating expense	0.2	-	-	0.2
Operating income (loss)	73.2	12.0	(22.4)	62.8
% Operating margin	18.4%	14.9%		13.7%

Depreciation and amortization	27.2	3.5	-	30.7
Stock-based compensation expense	3.1	0.8	9.0	12.9
Accrual based additions to capital expenditures	13.1	3.7	-	16.8

First Quarter 2022
Net sales to external customers	$313.8	$76.8	$-	$390.6
Intersegment sales	16.5	0.3	(16.8)	-
Total sales	330.3	77.1	(16.8)	390.6

Other operating expense	0.9	0.1	-	1.0
Operating income	42.6	10.6	(23.1)	30.1
% Operating margin	12.9%	13.7%		7.7%

Depreciation and amortization	28.6	3.6	-	32.2
Stock-based compensation expense	2.6	0.7	7.1	10.4
Accrual based additions to capital expenditures	10.1	1.0	-	11.1

(a) Hexcel does not allocate corporate expenses to the operating segments.

Hexcel Corporation and Subsidiaries
Reconciliation of GAAP to Non-GAAP Operating Income Net Income, EPS and Operating Cash Flow to Free Cash Flow			Table C
	Unaudited
	Quarters Ended
	March 31,
(In millions)	2023	2022
GAAP operating income	$62.8	$30.1
Other operating expense (a)	0.2	1.0
Non-GAAP operating income	$63.0	$31.1

	Unaudited
	Quarters Ended March 31,
	2023		2022
(In millions, except per diluted share data)	Net Income	EPS	Net Income	EPS
GAAP	$42.7	$0.50	$17.8	$0.21
Other operating expense, net of tax (a)	0.2	0.00	0.8	0.01
Non-GAAP	$42.9	$0.50	$18.6	$0.22

	Unaudited
	Quarters Ended March 31,
(In millions)	2023	2022
Net cash used for operating activities	$(23.4)	$(19.0)
Less: Capital expenditures	(18.1)	(20.9)
Free cash flow (non-GAAP)	$(41.5)	$(39.9)

(a)
The quarters ended March 31, 2023 and 2022 included restructuring costs.

NOTE: Management believes that adjusted operating income, adjusted net income, adjusted diluted net income per share and free cash flow, which are non-GAAP measures, are meaningful to investors because they provide a view of Hexcel with respect to the underlying operating results excluding special items. Special items represent significant charges or credits that are important to an understanding of Hexcel’s overall operating results in the periods presented. Non-GAAP measurements are not recognized in accordance with generally accepted accounting principles and should not be viewed as an alternative to GAAP measures of performance.

Hexcel Corporation and Subsidiaries
Schedule of Total Debt, Net of Cash			Table D
	Unaudited
	March 31,	December 31,	March 31,
(In millions)	2023	2022	2022

Current portion finance lease	$0.2	$0.2	$0.7
Total current debt	0.2	0.2	0.7

Senior unsecured credit facility	70.0	25.0	160.0
4.7% senior notes due 2025	300.0	300.0	300.0
3.95% senior notes due 2027	400.0	400.0	400.0
Senior notes original issue discounts	(0.9)	(0.9)	(1.1)
Senior notes deferred financing costs	(2.0)	(2.2)	(2.7)
Other debt	1.4	1.4	1.3
Total long-term debt	768.5	723.3	857.5
Total Debt	768.7	723.5	858.2
Less: Cash and cash equivalents	(105.7)	(112.0)	(112.8)
Total debt, net of cash	$663.0	$611.5	$745.4